--------------------------
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                                                      --------------------------
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                                                      hours per response....10.4
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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. __)*


                                   MIDAS, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                    Common Stock, par value $0.001 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    595626102
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2006
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

|_|      Rule 13d-1(b)
|_|      Rule 13d-1(c)
|X|      Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.


The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)
                               Page 1 of 37 Pages
                         Exhibit Index Found on Page 35

                                       13G
===================
CUSIP No. 595626102
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Noonday Asset Management, L.P.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                               (a) [   ]
                                                               (b) [ X ]**

    2               **   The  reporting  persons  making  this  filing  hold  an
                         aggregate of 780,000 Shares, which is 5.2% of the class
                         of securities. The reporting person on this cover page,
                         however,  may be deemed a beneficial  owner only of the
                         securities   reported   by  it  on  this  cover   page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            Delaware
------------====================================================================
                                    SOLE VOTING POWER
                            5
       NUMBER OF                    -0-
                        ------------============================================
        SHARES                      SHARED VOTING POWER
     BENEFICIALLY           6
       OWNED BY                     780,000
                        ------------============================================
         EACH                       SOLE DISPOSITIVE POWER
                            7
       REPORTING                    -0-
      PERSON WITH       ------------============================================
                                    SHARED DISPOSITIVE POWER
                            8
                                    780,000
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9
            780,000
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)                      [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            5.2%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            IA, PN
------------====================================================================



                               Page 2 of 37 Pages

                                       13G
===================
CUSIP No. 595626102
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Noonday G.P.  (U.S.), L.L.C.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                               (a) [   ]
                                                               (b) [ X ]**

    2               **   The  reporting  persons  making  this  filing  hold  an
                         aggregate of 780,000 Shares, which is 5.2% of the class
                         of securities. The reporting person on this cover page,
                         however,  may be deemed a beneficial  owner only of the
                         securities   reported   by  it  on  this  cover   page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            Delaware
------------====================================================================
                                    SOLE VOTING POWER
                            5
                                    -0-
       NUMBER OF        ------------============================================
                                    SHARED VOTING POWER
        SHARES              6
     BENEFICIALLY                   780,000
       OWNED BY         ------------============================================
                                    SOLE DISPOSITIVE POWER
         EACH               7
                                    -0-
       REPORTING        ------------============================================
      PERSON WITH                   SHARED DISPOSITIVE POWER
                            8
                                    780,000
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9
            780,000
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)                      [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            5.2%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            OO
------------====================================================================




                               Page 3 of 37 Pages

                                       13G
===================
CUSIP No. 595626102
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Noonday Capital, L.L.C.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                               (a) [   ]
                                                               (b) [ X ]**

    2               **   The  reporting  persons  making  this  filing  hold  an
                         aggregate of 780,000 Shares, which is 5.2% of the class
                         of securities. The reporting person on this cover page,
                         however,  may be deemed a beneficial  owner only of the
                         securities   reported   by  it  on  this  cover   page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            Delaware
------------====================================================================
                                    SOLE VOTING POWER
                            5
                                    -0-
       NUMBER OF        ------------============================================
                                    SHARED VOTING POWER
        SHARES              6
     BENEFICIALLY                   780,000
       OWNED BY         ------------============================================
                                    SOLE DISPOSITIVE POWER
         EACH               7
                                    -0-
       REPORTING        ------------============================================
      PERSON WITH                   SHARED DISPOSITIVE POWER
                            8
                                    780,000
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9
            780,000
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)                      [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            5.2%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            OO
------------====================================================================




                               Page 4 of 37 Pages

                                       13G
===================
CUSIP No. 595626102
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            David I. Cohen
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                               (a) [   ]
                                                               (b) [ X ]**

    2               **   The  reporting  persons  making  this  filing  hold  an
                         aggregate of 780,000 Shares, which is 5.2% of the class
                         of securities. The reporting person on this cover page,
                         however,  may be deemed a beneficial  owner only of the
                         securities   reported   by  it  on  this  cover   page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            United States
------------====================================================================
                                    SOLE VOTING POWER
                            5
                                    -0-
       NUMBER OF        ------------============================================
                                    SHARED VOTING POWER
        SHARES              6
     BENEFICIALLY                   780,000
       OWNED BY         ------------============================================
                                    SOLE DISPOSITIVE POWER
         EACH               7
                                    -0-
       REPORTING        ------------============================================
      PERSON WITH                   SHARED DISPOSITIVE POWER
                            8
                                    780,000
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9
            780,000
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)                      [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            5.2%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            IN
------------====================================================================




                               Page 5 of 37 Pages

                                       13G
===================
CUSIP No. 595626102
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Saurabh K. Mittal
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                               (a) [   ]
                                                               (b) [ X ]**

    2               **   The  reporting  persons  making  this  filing  hold  an
                         aggregate of 780,000 Shares, which is 5.2% of the class
                         of securities. The reporting person on this cover page,
                         however,  may be deemed a beneficial  owner only of the
                         securities   reported   by  it  on  this  cover   page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            India
------------====================================================================
                                    SOLE VOTING POWER
                            5
                                    -0-
       NUMBER OF        ------------============================================
                                    SHARED VOTING POWER
        SHARES              6
     BENEFICIALLY                   780,000
       OWNED BY         ------------============================================
                                    SOLE DISPOSITIVE POWER
         EACH               7
                                    -0-
       REPORTING        ------------============================================
      PERSON WITH                   SHARED DISPOSITIVE POWER
                            8
                                    780,000
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9
            780,000
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)                      [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            5.2%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            IN
------------====================================================================



                               Page 6 of 37 Pages

                                       13G
===================
CUSIP No. 595626102
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Noonday Capital Partners, L.L.C.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**

    2               **   The  reporting  persons  making  this  filing  hold  an
                         aggregate of 780,000 Shares, which is 5.2% of the class
                         of securities. The reporting person on this cover page,
                         however,  is a beneficial  owner only of the securities
                         reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            Delaware
------------====================================================================
                                    SOLE VOTING POWER
                            5
                                    -0-
       NUMBER OF        ------------============================================
                                    SHARED VOTING POWER
        SHARES              6
     BENEFICIALLY                   1,600
       OWNED BY         ------------============================================
                                    SOLE DISPOSITIVE POWER
         EACH               7
                                    -0-
       REPORTING        ------------============================================
      PERSON WITH                   SHARED DISPOSITIVE POWER
                            8
                                    1,600
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9
            1,600
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)                      [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            0.0%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            OO
------------====================================================================



                               Page 7 of 37 Pages

                                       13G
===================
CUSIP No. 595626102
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Capital Partners, L.P.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**

    2               **   The  reporting  persons  making  this  filing  hold  an
                         aggregate of 780,000 Shares, which is 5.2% of the class
                         of securities. The reporting person on this cover page,
                         however,  is a beneficial  owner only of the securities
                         reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            California
------------====================================================================
                                    SOLE VOTING POWER
                            5
                                    -0-
       NUMBER OF        ------------============================================
                                    SHARED VOTING POWER
        SHARES              6
     BENEFICIALLY                   169,800
       OWNED BY         ------------============================================
                                    SOLE DISPOSITIVE POWER
         EACH               7
                                    -0-
       REPORTING        ------------============================================
      PERSON WITH                   SHARED DISPOSITIVE POWER
                            8
                                    169,800
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9
            169,800
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)                      [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            1.1%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            PN
------------====================================================================




                               Page 8 of 37 Pages

                                       13G
===================
CUSIP No. 595626102
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Capital Institutional Partners, L.P.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**

    2               **   The  reporting  persons  making  this  filing  hold  an
                         aggregate of 780,000 Shares, which is 5.2% of the class
                         of securities. The reporting person on this cover page,
                         however,  is a beneficial  owner only of the securities
                         reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            California
------------====================================================================
                                    SOLE VOTING POWER
                            5
                                    -0-
       NUMBER OF        ------------============================================
                                    SHARED VOTING POWER
        SHARES              6
     BENEFICIALLY                   144,300
       OWNED BY         ------------============================================
                                    SOLE DISPOSITIVE POWER
         EACH               7
                                    -0-
       REPORTING        ------------============================================
      PERSON WITH                   SHARED DISPOSITIVE POWER
                            8
                                    144,300
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9
            144,300
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)                      [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            1.0%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            PN
------------====================================================================




                               Page 9 of 37 Pages

                                       13G
===================
CUSIP No. 595626102
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Capital Institutional Partners II, L.P.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**

    2               **   The  reporting  persons  making  this  filing  hold  an
                         aggregate of 780,000 Shares, which is 5.2% of the class
                         of securities. The reporting person on this cover page,
                         however,  is a beneficial  owner only of the securities
                         reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            California
------------====================================================================
                                    SOLE VOTING POWER
                            5
                                    -0-
       NUMBER OF        ------------============================================
                                    SHARED VOTING POWER
        SHARES              6
     BENEFICIALLY                   16,400
       OWNED BY         ------------============================================
                                    SOLE DISPOSITIVE POWER
         EACH               7
                                    -0-
       REPORTING        ------------============================================
      PERSON WITH                   SHARED DISPOSITIVE POWER
                            8
                                    16,400
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9
            16,400
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)                      [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            0.1%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            PN
------------====================================================================




                              Page 10 of 37 Pages

                                       13G
===================
CUSIP No. 595626102
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Capital Institutional Partners III, L.P.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**

    2               **   The  reporting  persons  making  this  filing  hold  an
                         aggregate of 780,000 Shares, which is 5.2% of the class
                         of securities. The reporting person on this cover page,
                         however,  is a beneficial  owner only of the securities
                         reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            Delaware
------------====================================================================
                                    SOLE VOTING POWER
                            5
                                    -0-
       NUMBER OF        ------------============================================
                                    SHARED VOTING POWER
        SHARES              6
     BENEFICIALLY                   17,100
       OWNED BY         ------------============================================
                                    SOLE DISPOSITIVE POWER
         EACH               7
                                    -0-
       REPORTING        ------------============================================
      PERSON WITH                   SHARED DISPOSITIVE POWER
                            8
                                    17,100
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9
            17,100
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)                      [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            0.1%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            PN
------------====================================================================




                              Page 11 of 37 Pages

                                       13G
===================
CUSIP No. 595626102
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Tinicum Partners, L.P.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**

    2               **   The  reporting  persons  making  this  filing  hold  an
                         aggregate of 780,000 Shares, which is 5.2% of the class
                         of securities. The reporting person on this cover page,
                         however,  is a beneficial  owner only of the securities
                         reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            New York
------------====================================================================
                                    SOLE VOTING POWER
                            5
                                    -0-
       NUMBER OF        ------------============================================
                                    SHARED VOTING POWER
        SHARES              6
     BENEFICIALLY                   7,400
       OWNED BY         ------------============================================
                                    SOLE DISPOSITIVE POWER
         EACH               7
                                    -0-
       REPORTING        ------------============================================
      PERSON WITH                   SHARED DISPOSITIVE POWER
                            8
                                    7,400
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9
            7,400
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)                      [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            0.0%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            PN
------------====================================================================




                              Page 12 of 37 Pages

                                       13G
===================
CUSIP No. 595626102
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Capital Offshore Investors II, L.P.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**

    2               **   The  reporting  persons  making  this  filing  hold  an
                         aggregate of 780,000 Shares, which is 5.2% of the class
                         of securities. The reporting person on this cover page,
                         however,  is a beneficial  owner only of the securities
                         reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            Cayman Islands
------------====================================================================
                                    SOLE VOTING POWER
                            5
                                    -0-
       NUMBER OF        ------------============================================
                                    SHARED VOTING POWER
        SHARES              6
     BENEFICIALLY                   140,220
       OWNED BY         ------------============================================
                                    SOLE DISPOSITIVE POWER
         EACH               7
                                    -0-
       REPORTING        ------------============================================
      PERSON WITH                   SHARED DISPOSITIVE POWER
                            8
                                    140,220
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9
            140,220
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)                      [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            0.9%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            PN
------------====================================================================




                              Page 13 of 37 Pages

                                       13G
===================
CUSIP No. 595626102
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Capital Management, L.L.C.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                               (a) [   ]
                                                               (b) [ X ]**

    2               **   The  reporting  persons  making  this  filing  hold  an
                         aggregate of 780,000 Shares, which is 5.2% of the class
                         of securities. The reporting person on this cover page,
                         however,  may be deemed a beneficial  owner only of the
                         securities   reported   by  it  on  this  cover   page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            Delaware
------------====================================================================
                                    SOLE VOTING POWER
                            5
                                    -0-
       NUMBER OF        ------------============================================
                                    SHARED VOTING POWER
        SHARES              6
     BENEFICIALLY                   283,180
       OWNED BY         ------------============================================
                                    SOLE DISPOSITIVE POWER
         EACH               7
                                    -0-
       REPORTING        ------------============================================
      PERSON WITH                   SHARED DISPOSITIVE POWER
                            8
                                    283,180
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9
            283,180
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)                      [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            1.9%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            IA, OO
------------====================================================================




                              Page 14 of 37 Pages

                                       13G
===================
CUSIP No. 595626102
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Partners, L.L.C.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                               (a) [   ]
                                                               (b) [ X ]**

    2               **   The  reporting  persons  making  this  filing  hold  an
                         aggregate of 780,000 Shares, which is 5.2% of the class
                         of securities. The reporting person on this cover page,
                         however,  may be deemed a beneficial  owner only of the
                         securities   reported   by  it  on  this  cover   page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            Delaware
------------====================================================================
                                    SOLE VOTING POWER
                            5
                                    -0-
       NUMBER OF        ------------============================================
                                    SHARED VOTING POWER
        SHARES              6
     BENEFICIALLY                   496,820
       OWNED BY         ------------============================================
                                    SOLE DISPOSITIVE POWER
         EACH               7
                                    -0-
       REPORTING        ------------============================================
      PERSON WITH                   SHARED DISPOSITIVE POWER
                            8
                                    496,820
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9
            496,820
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)                      [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            3.3%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            OO
------------====================================================================



                              Page 15 of 37 Pages

                                       13G
===================
CUSIP No. 595626102
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Chun R. Ding
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                               (a) [   ]
                                                               (b) [ X ]**

    2               **   The  reporting  persons  making  this  filing  hold  an
                         aggregate of 780,000 Shares, which is 5.2% of the class
                         of securities. The reporting person on this cover page,
                         however,  may be deemed a beneficial  owner only of the
                         securities   reported   by  it  on  this  cover   page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            United States
------------====================================================================
                                    SOLE VOTING POWER
                            5
                                    -0-
       NUMBER OF        ------------============================================
                                    SHARED VOTING POWER
        SHARES              6
     BENEFICIALLY                   780,000
       OWNED BY         ------------============================================
                                    SOLE DISPOSITIVE POWER
         EACH               7
                                    -0-
       REPORTING        ------------============================================
      PERSON WITH                   SHARED DISPOSITIVE POWER
                            8
                                    780,000
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9
            780,000
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)                      [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            5.2%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            IN
------------====================================================================





                              Page 16 of 37 Pages

                                       13G
===================
CUSIP No. 595626102
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            William F. Duhamel
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                               (a) [   ]
                                                               (b) [ X ]**

    2               **   The  reporting  persons  making  this  filing  hold  an
                         aggregate of 780,000 Shares, which is 5.2% of the class
                         of securities. The reporting person on this cover page,
                         however,  may be deemed a beneficial  owner only of the
                         securities   reported   by  it  on  this  cover   page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            United States
------------====================================================================
                                    SOLE VOTING POWER
                            5
                                    -0-
       NUMBER OF        ------------============================================
                                    SHARED VOTING POWER
        SHARES              6
     BENEFICIALLY                   780,000
       OWNED BY         ------------============================================
                                    SOLE DISPOSITIVE POWER
         EACH               7
                                    -0-
       REPORTING        ------------============================================
      PERSON WITH                   SHARED DISPOSITIVE POWER
                            8
                                    780,000
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9
            780,000
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)                      [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            5.2%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            IN
------------====================================================================




                              Page 17 of 37 Pages

                                       13G
===================
CUSIP No. 595626102
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Richard B. Fried
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                               (a) [   ]
                                                               (b) [ X ]**

    2               **   The  reporting  persons  making  this  filing  hold  an
                         aggregate of 780,000 Shares, which is 5.2% of the class
                         of securities. The reporting person on this cover page,
                         however,  may be deemed a beneficial  owner only of the
                         securities   reported   by  it  on  this  cover   page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            United States
------------====================================================================
                                    SOLE VOTING POWER
                            5
                                    -0-
       NUMBER OF        ------------============================================
                                    SHARED VOTING POWER
        SHARES              6
     BENEFICIALLY                   780,000
       OWNED BY         ------------============================================
                                    SOLE DISPOSITIVE POWER
         EACH               7
                                    -0-
       REPORTING        ------------============================================
      PERSON WITH                   SHARED DISPOSITIVE POWER
                            8
                                    780,000
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9
            780,000
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)                      [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            5.2%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            IN
------------====================================================================




                              Page 18 of 37 Pages

                                       13G
===================
CUSIP No. 595626102
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Monica R. Landry
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                               (a) [   ]
                                                               (b) [ X ]**

    2               **   The  reporting  persons  making  this  filing  hold  an
                         aggregate of 780,000 Shares, which is 5.2% of the class
                         of securities. The reporting person on this cover page,
                         however,  may be deemed a beneficial  owner only of the
                         securities   reported   by  it  on  this  cover   page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            United States
------------====================================================================
                                    SOLE VOTING POWER
                            5
                                    -0-
       NUMBER OF        ------------============================================
                                    SHARED VOTING POWER
        SHARES              6
     BENEFICIALLY                   780,000
       OWNED BY         ------------============================================
                                    SOLE DISPOSITIVE POWER
         EACH               7
                                    -0-
       REPORTING        ------------============================================
      PERSON WITH                   SHARED DISPOSITIVE POWER
                            8
                                    780,000
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9
            780,000
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)                      [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            5.2%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            IN
------------====================================================================





                              Page 19 of 37 Pages

                                       13G
===================
CUSIP No. 595626102
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Douglas M. MacMahon
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                               (a) [   ]
                                                               (b) [ X ]**

    2               **   The  reporting  persons  making  this  filing  hold  an
                         aggregate of 780,000 Shares, which is 5.2% of the class
                         of securities. The reporting person on this cover page,
                         however,  may be deemed a beneficial  owner only of the
                         securities   reported   by  it  on  this  cover   page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            United States
------------====================================================================
                                    SOLE VOTING POWER
                            5
                                    -0-
       NUMBER OF        ------------============================================
                                    SHARED VOTING POWER
        SHARES              6
     BENEFICIALLY                   780,000
       OWNED BY         ------------============================================
                                    SOLE DISPOSITIVE POWER
         EACH               7
                                    -0-
       REPORTING        ------------============================================
      PERSON WITH                   SHARED DISPOSITIVE POWER
                            8
                                    780,000
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9
            780,000
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)                      [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            5.2%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            IN
------------====================================================================




                              Page 20 of 37 Pages

                                       13G
===================
CUSIP No. 595626102
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            William F. Mellin
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                               (a) [   ]
                                                               (b) [ X ]**

    2               **   The  reporting  persons  making  this  filing  hold  an
                         aggregate of 780,000 Shares, which is 5.2% of the class
                         of securities. The reporting person on this cover page,
                         however,  may be deemed a beneficial  owner only of the
                         securities   reported   by  it  on  this  cover   page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            United States
------------====================================================================
                                    SOLE VOTING POWER
                            5
                                    -0-
       NUMBER OF        ------------============================================
                                    SHARED VOTING POWER
        SHARES              6
     BENEFICIALLY                   780,000
       OWNED BY         ------------============================================
                                    SOLE DISPOSITIVE POWER
         EACH               7
                                    -0-
       REPORTING        ------------============================================
      PERSON WITH                   SHARED DISPOSITIVE POWER
                            8
                                    780,000
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9
            780,000
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)                      [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            5.2%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            IN
------------====================================================================




                              Page 21 of 37 Pages

                                       13G
===================
CUSIP No. 595626102
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Stephen L. Millham
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                               (a) [   ]
                                                               (b) [ X ]**

    2               **   The  reporting  persons  making  this  filing  hold  an
                         aggregate of 780,000 Shares, which is 5.2% of the class
                         of securities. The reporting person on this cover page,
                         however,  may be deemed a beneficial  owner only of the
                         securities   reported   by  it  on  this  cover   page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            United States
------------====================================================================
                                    SOLE VOTING POWER
                            5
                                    -0-
       NUMBER OF        ------------============================================
                                    SHARED VOTING POWER
        SHARES              6
     BENEFICIALLY                   780,000
       OWNED BY         ------------============================================
                                    SOLE DISPOSITIVE POWER
         EACH               7
                                    -0-
       REPORTING        ------------============================================
      PERSON WITH                   SHARED DISPOSITIVE POWER
                            8
                                    780,000
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9
            780,000
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)                      [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            5.2%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            IN
------------====================================================================




                              Page 22 of 37 Pages

                                       13G
===================
CUSIP No. 595626102
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Jason E. Moment
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                               (a) [   ]
                                                               (b) [ X ]**

    2               **   The  reporting  persons  making  this  filing  hold  an
                         aggregate of 780,000 Shares, which is 5.2% of the class
                         of securities. The reporting person on this cover page,
                         however,  may be deemed a beneficial  owner only of the
                         securities   reported   by  it  on  this  cover   page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            United States
------------====================================================================
                                    SOLE VOTING POWER
                            5
                                    -0-
       NUMBER OF        ------------============================================
                                    SHARED VOTING POWER
        SHARES              6
     BENEFICIALLY                   780,000
       OWNED BY         ------------============================================
                                    SOLE DISPOSITIVE POWER
         EACH               7
                                    -0-
       REPORTING        ------------============================================
      PERSON WITH                   SHARED DISPOSITIVE POWER
                            8
                                    780,000
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9
            780,000
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)                      [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            5.2%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            IN
------------====================================================================




                              Page 23 of 37 Pages

                                       13G
===================
CUSIP No. 595626102
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Rajiv A. Patel
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                               (a) [   ]
                                                               (b) [ X ]**

    2               **   The  reporting  persons  making  this  filing  hold  an
                         aggregate of 780,000 Shares, which is 5.2% of the class
                         of securities. The reporting person on this cover page,
                         however,  may be deemed a beneficial  owner only of the
                         securities   reported   by  it  on  this  cover   page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            United States
------------====================================================================
                                    SOLE VOTING POWER
                            5
                                    -0-
       NUMBER OF        ------------============================================
                                    SHARED VOTING POWER
        SHARES              6
     BENEFICIALLY                   780,000
       OWNED BY         ------------============================================
                                    SOLE DISPOSITIVE POWER
         EACH               7
                                    -0-
       REPORTING        ------------============================================
      PERSON WITH                   SHARED DISPOSITIVE POWER
                            8
                                    780,000
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9
            780,000
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)                      [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            5.2%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            IN
------------====================================================================




                              Page 24 of 37 Pages

                                       13G
===================
CUSIP No. 595626102
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Derek C. Schrier
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                               (a) [   ]
                                                               (b) [ X ]**

    2               **   The  reporting  persons  making  this  filing  hold  an
                         aggregate of 780,000 Shares, which is 5.2% of the class
                         of securities. The reporting person on this cover page,
                         however,  may be deemed a beneficial  owner only of the
                         securities   reported   by  it  on  this  cover   page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            United States
------------====================================================================
                                    SOLE VOTING POWER
                            5
                                    -0-
       NUMBER OF        ------------============================================
                                    SHARED VOTING POWER
        SHARES              6
     BENEFICIALLY                   780,000
       OWNED BY         ------------============================================
                                    SOLE DISPOSITIVE POWER
         EACH               7
                                    -0-
       REPORTING        ------------============================================
      PERSON WITH                   SHARED DISPOSITIVE POWER
                            8
                                    780,000
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9
            780,000
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)                      [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            5.2%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            IN
------------====================================================================





                              Page 25 of 37 Pages

                                       13G
===================
CUSIP No. 595626102
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Thomas F. Steyer
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                               (a) [   ]
                                                               (b) [ X ]**

    2               **   The  reporting  persons  making  this  filing  hold  an
                         aggregate of 780,000 Shares, which is 5.2% of the class
                         of securities. The reporting person on this cover page,
                         however,  may be deemed a beneficial  owner only of the
                         securities   reported   by  it  on  this  cover   page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            United States
------------====================================================================
                                    SOLE VOTING POWER
                            5
                                    -0-
       NUMBER OF        ------------============================================
                                    SHARED VOTING POWER
        SHARES              6
     BENEFICIALLY                   780,000
       OWNED BY         ------------============================================
                                    SOLE DISPOSITIVE POWER
         EACH               7
                                    -0-
       REPORTING        ------------============================================
      PERSON WITH                   SHARED DISPOSITIVE POWER
                            8
                                    780,000
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9
            780,000
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)                      [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            5.2%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            IN
------------====================================================================





                              Page 26 of 37 Pages

                                       13G
===================
CUSIP No. 595626102
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Mark C. Wehrly
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                               (a) [   ]
                                                               (b) [ X ]**

    2               **   The  reporting  persons  making  this  filing  hold  an
                         aggregate of 780,000 Shares, which is 5.2% of the class
                         of securities. The reporting person on this cover page,
                         however,  may be deemed a beneficial  owner only of the
                         securities   reported   by  it  on  this  cover   page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            United States
------------====================================================================
                                    SOLE VOTING POWER
                            5
                                    -0-
       NUMBER OF        ------------============================================
                                    SHARED VOTING POWER
        SHARES              6
     BENEFICIALLY                   780,000
       OWNED BY         ------------============================================
                                    SOLE DISPOSITIVE POWER
         EACH               7
                                    -0-
       REPORTING        ------------============================================
      PERSON WITH                   SHARED DISPOSITIVE POWER
                            8
                                    780,000
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9
            780,000
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)                      [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            5.2%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            IN
------------====================================================================





                              Page 27 of 37 Pages

Item 1. Issuer
        ------

         (a)      Name of Issuer:
                  --------------

                  MIDAS, INC. (the "Company")

         (b)      Address of Issuer's Principal Executive Offices:
                  -----------------------------------------------

                  1300 Arlington Heights Road, Itasca, Illinois 60143

Item 2.  Identity And Background

     Title Of Class Of Securities And CUSIP Number (Item 2(d) and (e))
     ----------------------------------------------------------------

     This statement relates to shares of Common Stock, par value $0.001 per share (the "Shares"), of the Company. The CUSIP number of the Shares is 595626102.

     Name  Of  Persons  Filing,   Address  Of  Principal   Business  Office  And
     ---------------------------------------------------------------------------
     Citizenship (Item 2(a), (b) and (c))
     -----------------------------------

     This statement is filed by the entities and persons listed below, all of whom together are referred to herein as the "Reporting Persons."

     The Noonday Sub-adviser Entities
     --------------------------------

                (i) Noonday G.P. (U.S.),  L.L.C.,  a Delaware limited  liability company which is a sub-investment adviser(1) to each of the Funds and the Managed Accounts (the "First Noonday Sub-adviser"), with respect to all of the Shares held by the Funds and the Managed Accounts;

               (ii) Noonday   Asset   Management,   L.P.,  a  Delaware   limited
                    partnership which is a sub-investment adviser(1) to each of the Funds and the Managed Accounts (the "Second Noonday Sub-adviser"), with respect to all of the Shares held by the Funds and the Managed Accounts; and

              (iii) Noonday  Capital,   L.L.C.,  a  Delaware  limited  liability
                    company which is the general partner of the Second Noonday Sub-adviser (the "Noonday General Partner"), with respect to all of the Shares held by the Funds and the Managed Accounts.

--------------------------------------------------------------------------------
(1) The First Noonday Sub-adviser and the Second Noonday Sub-adviser entered into certain subadvisory arrangements with the Management Company and the Farallon General Partner effective as of January 1, 2005, pursuant to which the First Noonday Sub-adviser and the Second Noonday Sub-adviser were granted investment discretion over all of the assets of the Noonday Fund and certain of the assets of the Farallon Funds and the Managed Accounts.



                              Page 28 of 37 Pages

     The First Noonday Sub-adviser, the Second Noonday Sub-adviser and the Noonday General Partner are together referred to herein as the "Noonday Sub-adviser Entities."

     The Noonday Managing Members
     ----------------------------

               (iv) David I. Cohen  ("Cohen") and Saurabh K. Mittal  ("Mittal"),
                    the managing members of both the First Noonday Sub-adviser and the Noonday General Partner, with respect to all of the Shares held by the Funds and the Managed Accounts.

     Cohen and Mittal are referred to herein as the "Noonday Individual Reporting Persons."

     The Noonday Fund
     ----------------

               (v)  Noonday  Capital   Partners,   L.L.C.,  a  Delaware  limited
                    liability company (the "Noonday Fund"), with respect to the Shares held by it.

     The Farallon Funds
     ------------------

               (vi) Farallon  Capital  Partners,   L.P.,  a  California  limited
                    partnership ("FCP"), with respect to the Shares held by it;

              (vii) Farallon Capital Institutional  Partners, L.P., a California
                    limited partnership ("FCIP"), with respect to the Shares held by it;

             (viii) Farallon   Capital   Institutional   Partners  II,  L.P.,  a
                    California limited partnership ("FCIP II"), with respect to the Shares held by it;

               (ix) Farallon  Capital   Institutional   Partners  III,  L.P.,  a
                    Delaware limited partnership ("FCIP III"), with respect to the Shares held by it;

                (x) Tinicum  Partners,  L.P.,  a New  York  limited  partnership
                    ("Tinicum"), with respect to the Shares held by it; and

               (xi) Farallon  Capital  Offshore  Investors  II,  L.P.,  a Cayman
                    Islands exempted limited partnership ("FCOI II"), with respect to the Shares held by it.

     FCP, FCIP, FCIP II, FCIP III, Tinicum and FCOI II are together referred to herein as the "Farallon Funds." The Noonday Fund and the Farallon Funds are together referred to herein as the "Funds."



                              Page 29 of 37 Pages

     The Management Company
     ----------------------

              (xii) Farallon  Capital   Management,  L.L.C.,  a Delaware limited
                    liability company (the "Management Company"), with respect to the Shares held by certain accounts managed by the Management Company (the "Managed Accounts").

     The Farallon General Partner
     ----------------------------

             (xiii) Farallon  Partners,   L.L.C.,  a Delaware limited  liability
                    company which is the general partner of each of the Farallon Funds and the managing member of the Noonday Fund (the "Farallon General Partner"), with respect to the Shares held by each of the Funds.

     The Farallon Managing Members
     -----------------------------

              (xiv) The following  persons who are managing members of both the
                    Farallon General Partner and the Management Company, with respect to the Shares held by the Funds and the Managed
                    Accounts: Chun R. Ding ("Ding"), William F. Duhamel ("Duhamel"), Richard B. Fried ("Fried"), Monica R. Landry ("Landry"), Douglas M. MacMahon ("MacMahon"), William F. Mellin ("Mellin"), Stephen L. Millham ("Millham"), Jason E. Moment ("Moment"), Rajiv A. Patel ("Patel"), Derek C. Schrier ("Schrier"), Thomas F. Steyer ("Steyer"), and Mark
                    C. Wehrly ("Wehrly").

     Ding, Duhamel, Fried, Landry, MacMahon, Mellin, Millham, Moment, Patel, Schrier, Steyer, and Wehrly are together referred to herein as the "Farallon Individual Reporting Persons." The Farallon Individual Reporting Persons and the Noonday Individual Reporting Persons are together referred to herein as the "Individual Reporting Persons."

     The citizenship of each of the Noonday Sub-adviser Entities, the Funds, the Management Company and the Farallon General Partner is set forth above. Each of the Individual Reporting Persons other than Mittal is a citizen of the United States. Mittal is a citizen of India. The address of the principal business office of each of the Noonday Sub-adviser Entities and the Noonday Individual Reporting Persons is c/o Noonday Asset Management, L.P., 227 West Trade Street, Suite 2140, Charlotte, North Carolina 28202. The address of the principal business office of each of the Reporting Persons other than the Noonday Sub-adviser Entities and the Noonday Individual Reporting Persons is c/o Farallon Capital Management, L.L.C., One Maritime Plaza, Suite 1325, San Francisco, California 94111.

Item 3.   If This  Statement  Is Filed  Pursuant  To  Sections  240.13d-1(b)  or
          ----------------------------------------------------------------------
240.13d-2(b)  or (c),  Check  Whether  The Person  Filing Is An Entity Specified
--------------------------------------------------------------------------------
In (a) - (j):
------------

          Not Applicable.

          If This  Statement Is Filed  Pursuant To Section  240.13d-1(c),  Check
          ----------------------------------------------------------------------
          This Box. [ ]
          --------



                              Page 30 of 37 Pages

Item 4.   Ownership
          ---------

     The information required by Items 4(a) - (c) and set forth in Rows 5 through 11 of the cover page for each Reporting Person hereto is incorporated herein by reference for each such Reporting Person.

     The Shares reported hereby for the Funds are owned directly by the Funds and those reported by the Management Company on behalf of the Managed Accounts are owned directly by the Managed Accounts. The First Noonday Sub-adviser and the Second Noonday Sub-adviser, as sub-investment advisers to the Funds and Managed Accounts, may be deemed to be the beneficial owner of all such Shares owned by the Funds and the Managed Accounts. The Noonday General Partner, as general partner to the Second Noonday Sub-adviser, may be deemed to be the beneficial owner of all such Shares owned by the Funds and the Managed Accounts. The Noonday Individual Reporting Persons, as managing members of both the First Noonday Sub-adviser and the Noonday General Partner, may each be deemed to be the beneficial owner of all such Shares owned by the Funds and the Managed Accounts. The Management Company, as investment adviser to the Managed Accounts, may be deemed to be the beneficial owner of all such Shares owned by the Managed Accounts. The Farallon General Partner, as general partner to the Farallon Funds and managing member of the Noonday Fund, may be deemed to be the beneficial owner of all such Shares owned by the Funds. The Farallon Individual Reporting Persons, as managing members of both the Farallon General Partner and the Management Company with the power to exercise investment discretion, may each be deemed to be the beneficial owner of all such Shares owned by the Funds and the Managed Accounts. Each of the Noonday Sub-adviser Entities, the Management Company, the Farallon General Partner and the Individual Reporting Persons hereby disclaims any beneficial ownership of any such Shares.

Item 5.  Ownership Of Five Percent Or Less Of A Class
         --------------------------------------------

         Not Applicable.

Item 6.  Ownership Of More Than Five Percent On Behalf Of Another Person
         ---------------------------------------------------------------
         Not Applicable.

Item 7.  Identification And Classification Of  The Subsidiary Which Acquired The
         -----------------------------------------------------------------------
         Security Being Reported On By The Parent Holding Company
         --------------------------------------------------------

         Not Applicable.

Item 8.  Identification And Classification Of Members Of The Group
         ---------------------------------------------------------

         The Reporting Persons are filing this Schedule 13G pursuant to Section 240.13d-1(d). Consistent with Item 2 of the cover page for each Reporting Person above, the Reporting Persons neither disclaim nor affirm the existence of a group among them.


                              Page 31 of 37 Pages

Item 9.  Notice Of Dissolution Of Group
         ------------------------------

         Not Applicable.

Item 10. Certification
         -------------

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.




                              Page 32 of 37 Pages

                                   SIGNATURES



     After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated:  February 22, 2007

              /s/ Monica R. Landry
              ----------------------------------------
              NOONDAY CAPITAL, L.L.C.,
              On its own behalf and as the General Partner of
              NOONDAY ASSET MANAGEMENT, L.P.
              By Monica R. Landry, Attorney-in-fact

              /s/ Monica R. Landry
              ----------------------------------------
              NOONDAY G.P.  (U.S.),  L.L.C.
              By Monica R. Landry, Attorney-in-fact

              /s/ Monica R. Landry
              ----------------------------------------
              FARALLON PARTNERS, L.L.C.,
              On its own behalf, as the General Partner of
              FARALLON CAPITAL PARTNERS, L.P.,
              FARALLON CAPITAL INSTITUTIONAL PARTNERS, L.P., FARALLON CAPITAL INSTITUTIONAL PARTNERS II, L.P., FARALLON CAPITAL INSTITUTIONAL PARTNERS III, L.P., TINICUM PARTNERS, L.P. and
              FARALLON CAPITAL OFFSHORE INVESTORS II, L.P.
              and as the Managing Member of
              NOONDAY CAPITAL PARTNERS, L.L.C.
              By Monica R. Landry, Managing Member

              /s/ Monica R. Landry
              ----------------------------------------
              FARALLON CAPITAL MANAGEMENT, L.L.C.
              By Monica R. Landry, Managing Member

              /s/ Monica R. Landry
              ----------------------------------------
              Monica R. Landry, individually and as attorney-in-fact for each of David I. Cohen, Chun R. Ding, William F. Duhamel,
              Richard B. Fried, Douglas M. MacMahon, William F. Mellin, Stephen
              L. Millham, Saurabh K. Mittal, Jason E. Moment, Rajiv A. Patel, Derek C. Schrier, Thomas F. Steyer and Mark C. Wehrly




                              Page 33 of 37 Pages

     The Powers of Attorney executed by Duhamel, Fried, Mellin, Millham, Steyer and Wehrly authorizing Landry to sign and file this Schedule 13G on each person's behalf, which were filed with Amendment No. 2 to the Schedule 13D filed with the Securities and Exchange Commission on July 16, 2003, by such Reporting Persons with respect to the Common Stock of New World Restaurant Group, Inc., are hereby incorporated by reference. The Powers of Attorney executed by Ding and Schrier authorizing Landry to sign and file this Schedule 13G on each person's behalf, which were filed with Amendment No. 1 to the Schedule 13D filed with the Securities and Exchange Commission on July 2, 2003, by such Reporting Persons with respect to the Common Stock of Salix Pharmaceuticals, Ltd., are hereby incorporated by reference. The Power of Attorney executed by Patel authorizing Landry to sign and file this Schedule 13G on his behalf, which was filed with Amendment No. 4 to the Schedule 13G filed with the Securities and Exchange Commission on January 8, 2004, by such Reporting Person with respect to the Common Stock of Catalytica Energy Systems, Inc., is hereby incorporated by reference. The Powers of Attorney executed by Noonday G.P. (U.S.), L.L.C., Noonday Asset Management, L.P., Noonday Capital, L.L.C. and Cohen authorizing Landry to sign and file this Schedule 13G on its or his behalf, which were filed with Amendment No. 5 to the Schedule 13G filed with the Securities and Exchange Commission on January 10, 2005, by such Reporting Persons with respect to the Common Stock of Catalytica Energy Systems, Inc., are hereby incorporated by reference. The Power of Attorney executed by Mittal authorizing Landry to sign and file this Schedule 13G on his behalf, which was filed with Amendment No. 6 to the Schedule 13G filed with the Securities and Exchange Commission on October 5, 2005, by such Reporting Person with respect to the Common Stock of Catalytica Energy Systems, Inc., is hereby incorporated by reference. The Power of Attorney executed by Moment authorizing Landry to sign and file this Schedule 13G on his behalf, which was filed with the Schedule 13D filed with the Securities and Exchange Commission on January 9, 2006, by such Reporting Person with respect to the Common Stock of Vintage Petroleum, Inc., is hereby incorporated by reference. The Power of Attorney executed by MacMahon authorizing Landry to sign and file this Schedule 13G on his behalf, which was filed with the Schedule 13D filed with the Securities and Exchange Commission on January 5, 2007, by such Reporting Person with respect to the Class A Common Stock of Univision Communications Inc., is hereby incorporated by reference.



                              Page 34 of 37 Pages

                                  EXHIBIT INDEX

EXHIBIT 1                        Joint Acquisition Statement Pursuant to Section
                                 240.13d-1(k)































                              Page 35 of 37 Pages

                                                                       EXHIBIT 1
                                                                              to
                                                                    SCHEDULE 13G

                           JOINT ACQUISITION STATEMENT
                        PURSUANT TO SECTION 240.13d-1(k)

     The  undersigned  acknowledge  and agree that the  foregoing  statement  on
Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him, her or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the other entities or persons, except to the extent that he, she or it knows or has reason to believe that such information is inaccurate.

Dated:  February 22, 2007

              /s/ Monica R. Landry
              ----------------------------------------
              NOONDAY CAPITAL, L.L.C.,
              On its own behalf and as the General Partner of
              NOONDAY ASSET MANAGEMENT, L.P.
              By Monica R. Landry, Attorney-in-fact

              /s/ Monica R. Landry
              ----------------------------------------
              NOONDAY G.P.  (U.S.),  L.L.C.
              By Monica R. Landry, Attorney-in-fact

              /s/ Monica R. Landry
              ----------------------------------------
              FARALLON PARTNERS, L.L.C.,
              On its own behalf, as the General Partner of
              FARALLON CAPITAL PARTNERS, L.P.,
              FARALLON CAPITAL INSTITUTIONAL PARTNERS, L.P., FARALLON CAPITAL INSTITUTIONAL PARTNERS II, L.P., FARALLON CAPITAL INSTITUTIONAL PARTNERS III, L.P., TINICUM PARTNERS, L.P. and
              FARALLON CAPITAL OFFSHORE INVESTORS II, L.P.
              and as the Managing Member of
              NOONDAY CAPITAL PARTNERS, L.L.C.
              By Monica R. Landry, Managing Member



                              Page 36 of 37 Pages

              /s/ Monica R. Landry
              ----------------------------------------
              FARALLON CAPITAL MANAGEMENT, L.L.C.
              By Monica R. Landry, Managing Member

              /s/ Monica R. Landry
              ---------------------------------------
              Monica R. Landry, individually and as attorney-in-fact for each of David I. Cohen, Chun R. Ding, William F. Duhamel,
              Richard B. Fried, Douglas M. MacMahon, William F. Mellin, Stephen
              L. Millham, Saurabh K. Mittal, Jason E. Moment, Rajiv A. Patel, Derek C. Schrier, Thomas F. Steyer and Mark C. Wehrly
































                              Page 37 of 37 Pages